EXHIBIT 99.1

Contact:	Mark Hord	FOR IMMEDIATE RELEASE
	ViewPoint Financial Group	October 27, 2008
972-578-5000, Ext. 7440
ViewPoint Financial Group Announces
Third Quarter and Year-to-Date 2008 Earnings
VPFG Reports Significant Loan Growth and
Higher Year-to-Date Net Income
PLANO, Texas, October 27, 2008 — ViewPoint Financial Group (NasdaqGS: VPFG) (the “Company”), the holding company for ViewPoint Bank (the “Bank”), announced unaudited financial results today for the three and nine month periods ended September 30, 2008. Detailed results of the quarter will be available in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which will be filed in November and posted on our website, http://viewpointbank.com. Highlights for the quarter include:
•	Total assets of $1.99 billion, an increase of $331.1 million, or 20.0%, from December 31, 2007

•	Total net loans (including loans held for sale) of $1.22 billion, an increase of $299.9 million, or 32.5%, from December 31, 2007

•	Total deposits of $1.36 billion, an increase of $58.4 million, or 4.5%, from December 31, 2007

•	Net income of $4.3 million for the nine months ended September 30, 2008, an increase of 6.7% from the nine months ended September 30, 2007

•	$0.06 basic and diluted earnings per share for the quarter ended September 30, 2008

•	$0.18 basic and diluted earnings per share for the nine months ended September 30, 2008

•	Over the quarter, we opened a full-service community bank office in Northeast Tarrant County and added nine mortgage loan production offices throughout Texas
“Given the turmoil in the economy these days, we’re very pleased to report that ViewPoint Financial Group remains a solid, stable financial institution that provides a safe haven for our depositors,” said Gary Base, President and Chief Executive Officer. “Our capital position and asset quality remain strong and we’ve grown our assets by 20%.”

As we continue to expand our loan portfolio, we are focused on maintaining our solid asset quality by applying stringent underwriting guidelines to all loans that we originate. The vast majority of our residential real estate loans are full-documentation, standard “A” type products and we do not offer any subprime loan origination products. Our mortgage lending subsidiary, ViewPoint Bankers Mortgage (“VPBM”) (formerly known as Bankers Financial Mortgage Group), has been providing quality mortgage loans since 1988, while performing in-house underwriting and closing for all loans originated. The loans originated by VPBM and retained in the Bank’s portfolio for the nine months ended September 30, 2008, had an average loan-to-value ratio of 74.90% and an average credit score of 745.
Our asset quality data is a direct reflection of our conservative approach to loan origination: during this turbulent time in the credit market, net charge-offs for the nine months ended September 30, 2008, have declined $505,000, from $2.7 million for the nine months ended September 30, 2007, to $2.2 million for the same period this year. Our non-performing loans to total loans ratio has remained steady at 0.38%, compared to 0.38% at December 31, 2007. Similarly, at September 30, 2008, our non-performing assets made up 0.27% of total assets, compared to 0.26% of total assets at December 31, 2007.
Results of Operations for the Quarter Ended September 30, 2008
Net income for the quarter ended September 30, 2008, was $1.3 million, a decrease of $293,000, or 18.3%, from $1.6 million for the quarter ended September 30, 2007. The decline in net income was primarily attributable to a $3.8 million, or 27.3%, increase in noninterest expense and a $1.3 million, or 210.6%, increase in provision for loan losses. These increased expenses were partially offset by a $2.7 million, or 23.9%, increase in net interest income and a $1.8 million, or 28.0%, increase in noninterest income. The increase in the provision for loan losses was due to the significant growth in our loan portfolio rather than negative trends in our credit quality.
Net interest income increased by $2.7 million, or 23.9%, to $13.8 million for the quarter ended September 30, 2008, from $11.1 million for the quarter ended September 30, 2007. The net interest rate spread increased 26 basis points to 2.41% for the quarter ended September 30, 2008, from 2.15% for the same period last year. The net interest margin remained steady for the quarter ended September 30, 2008, at 2.97%, compared to 2.97% for the quarter ended September 30, 2007.
Interest income increased by $3.6 million, or 16.7%, to $25.4 million for the quarter ended September 30, 2008, from $21.8 million for the quarter ended September 30, 2007. This growth was primarily due to a $3.9 million, or 28.2%, increase in loan interest income, as the average balance of our loan portfolio increased by $265.7 million, or 29.2%, from $911.2 million for the three months ended September 30, 2007, to $1.18 billion for the three months ended September 30, 2008. Also, interest income on securities increased by $707,000, or 10.3%, from $6.9 million for the three months ended September 30, 2007, to $7.6 million for the three months ended September 30, 2008. While the average yields earned on mortgage-backed securities and collateralized mortgage obligations for the quarter ended September 30, 2008, decreased by 51 basis points and 105 basis points, respectively, from the quarter ended September 30, 2007, the average balances in these categories increased by $103.5 million and $17.0 million, respectively, for the same periods.

Both the average yield and average balance of other investment securities, which include agency and municipal bonds, Small Business Administration pools, and collateralized debt obligations, increased by 28 basis points and $13.6 million, respectively, from the quarter ended September 30, 2007, to the same period in 2008. Overall, the average yield on interest-earning assets decreased by 34 basis points, from 5.81% for the three months ended September 30, 2007, to 5.47% for the three months ended September 30, 2008, primarily due to the reduction in market interest rates during the period.
The increase in interest income due to the higher balances of loans and securities was partially offset by lower interest income from interest-bearing deposits in other financial institutions, which decreased by $941,000, or 84.2%, from $1.1 million for the three months ended September 30, 2007, to $176,000 for the three months ended September 30, 2008. This decline was attributable to a decrease of $50.4 million, or 58.9%, in the average balance retained in these accounts, from $85.5 million for the three months ended September 30, 2007, to $35.1 million for the three months ended September 30, 2008. The funds moved from interest-earning deposit accounts in other financial institutions have been reinvested in loans and securities. A 322 basis point decline in the average yield earned on these deposits for the quarter ended September 30, 2008, also contributed to the decline in interest income they generated as the Federal Open Market Committee reduced its target for the federal funds rate from September 30, 2007, to September 30, 2008.
Interest expense increased by $973,000, or 9.1%, to $11.7 million for the quarter ended September 30, 2008, from $10.7 million for the quarter ended September 30, 2007. This increase was caused by higher interest expense on Federal Home Loan Bank advances of $1.9 million, or 177.0%, as the average balance of advances and other borrowings increased by $238.5 million, or 302.9%, from $78.8 million for the three months ended September 30, 2007, to $317.3 million for the three months ended September 30, 2008. Also, the Company paid $104,000 in interest expense on the $25.0 million repurchase agreement entered into in April 2008. We utilize Federal Home Loan Bank advances and the repurchase agreement to leverage our balance sheet and to extend the duration of our liabilities to more closely match our assets. The increase in interest expense on advances was partially offset by a 153 basis point decline in the rate paid for borrowings, as the average rate for the three months ended September 30, 2008, dropped to 3.79% from 5.32% for the same period last year.
A decline of $984,000, or 10.2%, in interest expense on deposits also helped to offset the increase in interest expense. This decrease was due to lower rates paid on our savings, money market and time deposits as a result of the falling interest rate environment. The average rates paid on savings and money market accounts and on time deposits decreased from 2.94% and 4.94%, respectively, for the three months ended September 30, 2007, to 2.44% and 3.68%, respectively, for the three months ended September 30, 2008. While the average balance of savings and money market accounts declined by $1.2 million for the three months ended September 30, 2008, the average balance of time deposits increased by $101.7 million. Overall, the average rate paid on interest-bearing liabilities decreased 60 basis points, from 3.66% for the three months ended September 30, 2007, to 3.06% for the three months ended September 30, 2008.

Based on management’s evaluation, provisions for loan losses of $1.9 million and $601,000 were made during the three months ended September 30, 2008, and September 30, 2007, respectively. The $1.3 million, or 210.6%, increase in provisions for loan losses was caused by the growth of our loan portfolio: compared to the three months ended September 30, 2007, our average loans have increased by $265.7 million, or 29.2%, with the growth being driven by residential and commercial real estate loans and our new warehouse lending program. While provision expense has increased, net charge-offs have decreased by $106,000, or 14.4%, from $737,000 for the three months ended September 30, 2007, to $631,000 for the three months ended September 30, 2008. At September 30, 2008, our allowance for loan losses to total loans was 0.69%, compared to 0.66% at December 31, 2007, and 0.66% at September 30, 2007.
Noninterest income increased by $1.8 million, or 28.0%, to $8.0 million for the quarter ended September 30, 2008, from $6.2 million for the quarter ended September 30, 2007. This growth in noninterest income was caused by a $2.0 million, or 591.8%, increase in the net gain on sales of loans. For the three months ended September 30, 2008, the Company sold $67.6 million of loans originated by VPBM to outside investors. The Company completed its acquisition of the assets of Bankers Financial Mortgage Group, Ltd. (“BFMG”) (now known as VPBM) on September 1, 2007; therefore, the Company did not recognize similar gains on loan sales for the three months ended September 30, 2007. All loans originated by VPBM are carefully evaluated to determine whether the loans will be marked for sale or retained in the Company’s portfolio, and the Company uses the sale of loans to investors as both a source of income and as an asset/liability management tool.
Bank-owned life insurance income from a policy purchased in September 2007 totaled $301,000 for the three months ended September 30, 2008, compared to $100,000 for the three months ended September 30, 2007, which also contributed to the increase in noninterest income. This increase was partially offset by a $329,000 decline in service charges and fees primarily due to lower account service charges and non-sufficient fund fees.
Noninterest expense increased by $3.8 million, or 27.3%, to $18.0 million for the quarter ended September 30, 2008, from $14.2 million for the quarter ended September 30, 2007. The rise in noninterest expense was primarily attributable to higher salary expense of $3.5 million, or 44.6%, as our full-time employee equivalent count increased from 541.5 at September 30, 2007, to 650.5 at September 30, 2008. Over the past year, we have added employees due to the September 2007 BFMG acquisition and the expansion of our community bank office network, as well as hired experienced retail banking and warehouse lending personnel who will help us to fully serve our customers by providing a wide range of banking services. Community bank office staff hired since September 2007 includes staff for our Plano Central community bank office, which opened in October 2007, our Northeast Tarrant County community bank office, which opened in August 2008, and our Oak Cliff community bank office, which opened in late October 2008.
Included in salary expense for the quarter ended September 30, 2008, are nonrecurring earnout payments totaling $186,000 to former partners of BFMG pursuant to the acquisition agreement, with no similar payments during the quarter ended September 30, 2007. We also had higher outside professional services expenses of $253,000, or 32.9%, during the quarter ended September 30, 2008, due to increased management and consultation fees, which included one-time professional placement fees for the addition of nine new mortgage loan production offices. This increase was partially offset by lower advertising expense of $110,000, or 17.2%.

Results of Operations for the Nine Months Ended September 30, 2008
Net income for the nine months ended September 30, 2008, was $4.3 million, an increase of $270,000, or 6.7%, from $4.0 million for the nine months ended September 30, 2007. Earnings for the nine months ended September 30, 2008, included a $1.2 million benefit related to the Visa initial public offering and share-based compensation expense of $1.3 million from the Equity Incentive Plan adopted in May 2007. The Company recognized share-based compensation expense of $646,000 and had no similar Visa-related benefit in the nine months ended September 30, 2007. A reconciliation of these non-GAAP income items to GAAP net income can be found in the tables attached to this press release.
Net interest income increased by $5.3 million, or 16.3%, to $37.6 million for the nine months ended September 30, 2008, from $32.3 million for the nine months ended September 30, 2007. The net interest rate spread increased 15 basis points to 2.26% for the nine months ended September 30, 2008, from 2.11% for the same period last year. The net interest margin decreased four basis points to 2.88% for the nine months ended September 30, 2008, from 2.92% for the nine months ended September 30, 2007.
Interest income increased by $8.3 million, or 13.3%, to $70.8 million for the nine months ended September 30, 2008, from $62.5 million for the nine months ended September 30, 2007. This growth was primarily due to a $6.2 million, or 15.2%, increase in loan interest income, as the average balance of our loan portfolio increased by $124.5 million, or 13.3%, from $934.6 million for the nine months ended September 30, 2007, to $1.06 billion for the nine months ended September 30, 2008. Also, interest income on securities increased by $4.1 million, or 22.6%, from $18.2 million for the nine months ended September 30, 2007, to $22.3 million for the nine months ended September 30, 2008. While the average yields earned on mortgage-backed securities and collateralized mortgage obligations for the nine months ended September 30, 2008, decreased by 26 basis points and 79 basis points, respectively, from the nine months ended September 30, 2007, the average balances in these categories increased by $102.9 million and $37.1 million, respectively, for the same periods. Both the average yield and average balance of other investment securities, which includes agency and municipal bonds, Small Business Administration pools, and collateralized debt obligations, increased by 107 basis points and $17.5 million, respectively, from the nine months ended September 30, 2007, to the same period in 2008. Overall, the average yield on interest-earning assets decreased by 21 basis points, from 5.64% for the nine months ended September 30, 2007, to 5.43% for the nine months ended September 30, 2008, primarily due to the reduction in market interest rates during the period.
The increase in interest income due to the higher balances of loans and securities was partially offset by lower interest income from interest-bearing deposits in other financial institutions, which decreased by $2.1 million, or 68.8%, from $3.1 million for the nine months ended September 30, 2007, to $967,000 for the nine months ended September 30, 2008. This decline in interest income was attributable to a decrease of $26.7 million, or 34.1%, in the average balance retained in these accounts, from $78.5 million for the nine months ended September 30, 2007, to $51.8 million for the nine months ended September 30, 2008. The funds moved from interest-earning deposit accounts in other financial institutions have been reinvested in loans and securities.

A 278 basis point decline in the average yield earned on these deposits for the nine months ended September 30, 2008, also contributed to the decline in interest income they generated as the Federal Open Market Committee reduced its target for the federal funds rate from September 30, 2007, to September 30, 2008.
Interest expense increased by $3.0 million, or 10.0%, to $33.2 million for the nine months ended September 30, 2008, from $30.2 million for the nine months ended September 30, 2007. This increase was caused by higher interest expense on Federal Home Loan Bank advances of $3.8 million, or 146.7%, as the average balance of advances and other borrowings increased by $149.3 million, or 221.2%, from $67.5 million for the nine months ended September 30, 2007, to $216.8 million for the nine months ended September 30, 2008. Also, the Company paid $196,000 in interest expense on the $25.0 million repurchase agreement entered into in April 2008. We utilize Federal Home Loan Bank advances and the repurchase agreement to leverage our balance sheet and to extend the duration of our liabilities to more closely match our assets. The increase in interest expense on advances was partially offset by a 106 basis point decline in the rate paid for borrowings, as the average rate for the nine months ended September 30, 2008, dropped to 4.02% from 5.08% for the same period last year.
A decline of $951,000, or 3.4%, in interest expense on deposits also helped to offset the increase in interest expense. This decrease was due to lower rates paid on savings, money market and time deposits as a result of the recent falling interest rate environment. The average rates paid on savings and money market accounts and on time deposits decreased from 2.88% and 4.87%, respectively, for the nine months ended September 30, 2007, to 2.39% and 4.03%, respectively, for the nine months ended September 30, 2008. While the average balance of savings and money market accounts declined by $36.4 million for the nine months ended September 30, 2008, the average balance of time deposits increased by $134.5 million. Overall, the average rate paid on interest-bearing liabilities decreased 36 basis points, from 3.53% for the nine months ended September 30, 2007, to 3.17% for the nine months ended September 30, 2008.
Based on management’s evaluation, provisions for loan losses of $4.5 million and $2.2 million were made during the nine months ended September 30, 2008, and September 30, 2007, respectively. The $2.3 million, or 106.3%, increase in provisions for loan losses was caused by the growth of our loan portfolio: compared to the nine months ended September 30, 2007, our average loans have increased by $124.5 million, or 13.3%, with the growth being driven by residential and commercial real estate loans and our new warehouse lending program. While provision expense has increased, net charge-offs have decreased by $505,000, or 19.0%, from $2.7 million for the nine months ended September 30, 2007, to $2.2 million for the nine months ended September 30, 2008. At September 30, 2008, our allowance for loan losses to total loans was 0.69%, compared to 0.66% at December 31, 2007, and 0.66% at September 30, 2007.
Noninterest income increased by $5.7 million, or 31.2%, to $24.2 million for the nine months ended September 30, 2008, from $18.5 million for the nine months ended September 30, 2007. This growth in noninterest income was caused by a $6.1 million, or 1,478.5%, increase in the net gain on sales of loans. For the nine months ended September 30, 2008, the Company sold $193.0 million of loans originated by VPBM to outside investors.

The Company completed its acquisition of the assets of Bankers Financial Mortgage Group, Ltd. (“BFMG”) (now known as VPBM) on September 1, 2007; therefore, the Company did not recognize similar gains on loan sales for the nine months ended September 30, 2007. All loans originated by VPBM are carefully evaluated to determine whether the loans will be marked for sale or retained in the Company’s portfolio, and the Company uses the sale of loans to investors as both a source of income and as an asset/liability management tool.
Bank-owned life insurance income from a policy purchased in September 2007 totaled $849,000 for the nine months ended September 30, 2008, compared to $100,000 for the nine months ended September 30, 2007, which also contributed to the increase in noninterest income. Additionally, in March 2008, we recognized a gain of $771,000 resulting from the redemption of 18,029 shares of Visa Class B stock in association with Visa’s initial public offering. This increase was partially offset by a $1.4 million decline in service charges and fees primarily due to lower account service charges and non-sufficient fund fees.
Noninterest expense increased by $8.5 million, or 20.2%, to $50.7 million for the nine months ended September 30, 2008, from $42.2 million for the nine months ended September 30, 2007. The rise in noninterest expense was primarily attributable to higher salary expense of $8.7 million, or 38.3%, as our full-time employee equivalent count increased from 541.5 at September 30, 2007, to 650.5 at September 30, 2008. Over the past year, we have added employees due to the September 2007 BFMG acquisition and the expansion of our community bank office network, as well as hired experienced retail banking and warehouse lending personnel who will help us to fully serve our customers by providing a wide range of banking services. Community bank office staff hired since September 2007 includes staff for our Plano Central community bank office, which opened in October 2007, our Northeast Tarrant County community bank office, which opened in August 2008, and our Oak Cliff community bank office, which opened in late October 2008.
Included in salary expense for the nine months ended September 30, 2008, are nonrecurring earnout payments totaling $186,000 to former partners of BFMG pursuant to the acquisition agreement, with no similar payments during the nine months ended September 30, 2007. Also, the Company recognized higher share compensation expense of $645,000 from the Equity Incentive Plan approved in May 2007, which is caused by the Company having nine months of expense in 2008, compared to approximately four months of expense in 2007.
The increase in noninterest expense was partially offset by lower outside professional services expense of $415,000 during the nine months ended September 30, 2008, due to the reversal of $446,000 of the VISA litigation liability originally recorded in the fourth quarter of 2007. In October, we received notice from Visa that they have reached a settlement in principle with Discover Financial Services, which is covered litigation under Visa’s retrospective responsibility plan. Results of this settlement will not be announced by Visa until October 29; therefore, the effects of this settlement, if any, have not been reflected in this earnings release.

Financial Condition as of September 30, 2008
Total assets increased by $331.1 million, or 20.0%, to $1.99 billion at September 30, 2008, from $1.66 billion at December 31, 2007. The rise in total assets was primarily caused by a $299.9 million, or 32.5%, increase in net loans (including loans held for sale) and a $54.0 million, or 9.6%, increase in securities. This increase was partially offset by a reduction in cash and cash equivalents of $38.8 million, or 52.8%.
Our net loan portfolio, including loans held for sale, increased $299.9 million, or 32.5%, from $921.8 million at December 31, 2007, to $1.22 billion at September 30, 2008. The table below shows our mix of loans, including loans held for sale, at September 30, 2008, and December 31, 2007:

	September 30,		December 31,
	2008		2007
Mortgage loans:
One-to four-family	$502,241	40.78%	$345,952	37.30%
Commercial and business	400,464	32.52	252,140	27.19
Home Equity	96,626	7.85	85,064	9.17

Total mortgage loans	999,331	81.15	683,156	73.66

Automobile loans	126,300	10.25	202,973	21.89
Other consumer loans	28,655	2.33	28,977	3.13
Business non-mortgage loans	18,649	1.51	12,278	1.32
Warehouse lines of credit	58,588	4.76	—	—

Total non-mortgage loans	232,192	18.85	244,228	26.34

Gross loans	$1,231,523	100.00%	$927,384	100.00%

We are experiencing significant growth in both our residential and commercial mortgage loan categories: one-to four-family mortgage loans have increased by $156.2 million, or 45.2%, from $346.0 million at December 31, 2007, to $502.2 million at September 30, 2008. Since December 31, 2007, the Company has opened 13 new mortgage loan production offices to expand VPBM’s footprint in the Texas market. Four of these offices are in residential real estate markets new to the Company, consisting of Austin, Clear Lake, Corpus Christi and Houston. At September 30, 2008, VPBM had originated $378.7 million in one-to four-family mortgage loans in 2008, of which $203.5 million had been sold or committed for sale to outside investors and $175.2 million had been retained in our loan portfolio.
Our commercial real estate loan portfolio has also increased by $148.4 million, or 58.8%, from $252.1 million at December 31, 2007, to $400.5 million at September 30, 2008, while business non-mortgage loans grew by $6.4 million, or 51.9%, for the same period. Additionally, in July 2008, we initiated our warehouse lending program. Through this program, the Company extends lines of credit to mortgage loan originators that the originators use to fund the one-to four-family real estate loans they originate. The lines of credit are secured by the underlying one- to four-family real estate loans. We have hired experienced warehouse lenders to operate this new line of business. Jerry Davis, who heads the Warehouse Lending Division, has over 33 years of experience in the mortgage industry and a proven record of success in developing warehouse lending programs.

At September 30, 2008, warehouse lines of credit totaled $58.6 million, or 4.8%, of our loan portfolio. The growth in our loan portfolio was partially offset by a $76.7 million, or 37.8%, decline in automobile loans. We discontinued our indirect automobile lending program in 2007, so as our indirect automobile portfolio pays down, the proceeds are being reinvested in real estate and business loans.
Our securities portfolio increased by $54.0 million, or 9.6%, to $617.0 million at September 30, 2008, from $563.0 million at December 31, 2008, due to the purchase of $163.7 million of securities during the nine months ended September 30, 2008. These purchases consisted of $116.5 million (71.1%) in agency mortgage-backed securities, $15.0 million (9.2%) in agency bonds, $16.0 million (9.8%) in agency collateralized mortgage obligations, $7.1 million (4.3%) in municipal bonds and $9.1 million (5.6%) in Small Business Association pools. These purchases had a weighted average yield of 4.70% and a weighted average life of 4.5 years. This increase in securities was partially offset by maturities and paydowns totaling $103.8 million.
Total deposits increased by $58.4 million, or 4.5%, from $1.30 billion at December 31, 2007, to $1.36 billion at September 30, 2008. Deposit growth is primarily attributed to an increase of $36.5 million, or 6.3%, in savings and money market accounts, as these account balances increased from $578.7 million at December 31, 2007, to $615.2 million at September 30, 2008. Also, time accounts increased by $22.8 million, or 5.0%, from $456.8 million at December 31, 2007, to $479.6 million at September 30, 2008, while interest-bearing demand accounts increased by $19.3 million, or 26.8%. This growth in deposits was partially offset by a $20.3 million, or 10.7%, decline in non-interest-bearing demand accounts.
In May 2008, we introduced our Absolute Checking product, which contributed $25.4 million of growth to our interest-bearing demand accounts, while in October 2008, we launched our participation in the Certificate of Deposit Account Registry Service® (CDARS®). Through CDARS®, the Company can provide a depositor the ability to place up to $50.0 million on deposit with the Company while receiving FDIC insurance on the entire deposit by placing customer funds in excess of the FDIC deposit limits with other financial institutions in the CDARS® network. In return, these financial institutions place customer funds with the Company on a reciprocal basis.
Federal Home Loan Bank advances increased by $241.6 million, or 188.1%, from $128.5 million at December 31, 2007, to $370.1 million at September 30, 2008. Also, the Company entered into a $25.0 million repurchase agreement in April 2008. As its loan portfolio increases, the Company utilizes Federal Home Loan Bank advances and other borrowings to leverage its balance sheet and to extend the duration of liabilities to more closely match assets.
Total shareholders’ equity decreased by $4.2 million, or 2.1%, to $199.6 million at September 30, 2008, from $203.8 million at December 31, 2007. The decrease in shareholders’ equity was primarily due to a decrease in accumulated other comprehensive income of $4.2 million, which was offset by net income of $4.3 million. During the nine months ended September 30, 2008, we repurchased 289,346 shares of our common stock, resulting in a $4.3 million increase in treasury stock. The decrease in accumulated other comprehensive income was primarily caused by an unrealized market value loss in collateralized debt obligations held in our securities portfolio. Depository institutions comprise at least 75% of the underlying issuers in each of these securities, with the remainder being insurance companies.

The unrealized losses in these collateralized debt obligations are related to recent events in the mortgage market more so than to current levels of interest rates. Recent market events have lowered investor demand for these securities, which has resulted in lower prices, causing these securities to have unrealized losses. As a result of the new FASB Staff Position No. 157-3, issued October 10, 2008, the Company has moved to a Level Three fair value calculation that includes risk adjustments that market participants would make, including adjustments for credit and liquidity risks. We have not recognized any impairment charges related to our securities portfolio. Shareholders’ equity was further reduced by dividend payments of $0.21 per share (over the nine months ended September 30, 2008) to minority shareholders totaling $2.3 million.
About ViewPoint Financial Group
ViewPoint Financial Group is the holding company for ViewPoint Bank, the largest bank based in fast-growing Collin County, Texas. ViewPoint Bank operates 30 community bank offices and 20 loan production offices. For more information, please visit www.viewpointbank.com.
This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimates,” “assumes,” “likely,” and variations of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demand for loan products; demand for financial services; competition; changes in the quality and composition of the Company’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values and other factors discussed elsewhere in this release and factors set forth under Risk Factors in our Form 10-K. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS

Cash and cash equivalents	$34,698	$73,478
Securities available for sale, at fair value	463,031	542,875
Securities held to maturity	153,997	20,091
Loans, net of allowance of $8,514 — September 30, 2008, $6,165 — December 31, 2007	1,221,711	921,822
Federal Home Loan Bank stock	17,441	6,241
Bank-owned life insurance	27,346	26,497
Premises and equipment, net	43,694	40,862
Accrued interest receivable and other assets	27,385	26,338

Total Assets	$1,989,303	$1,658,204

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits
Non-interest-bearing demand	$169,868	$190,163
Interest-bearing demand	91,242	71,934
Savings and money market	615,240	578,728
Time	479,645	456,768

Total deposits	1,355,995	1,297,593
Federal Home Loan Bank advances	370,095	128,451
Repurchase agreement	25,000	—
Accrued interest payable and other liabilities	38,605	28,366

Total liabilities	1,789,695	1,454,410

Total shareholders’ equity	199,608	203,794

Total Liabilities and Shareholders’ Equity	$1,989,303	$1,658,204

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Statements of Income (unaudited)
(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Interest and dividend income
Loans, including fees	$17,602	$13,727	$47,208	$40,983
Securities	7,601	6,894	22,360	18,235
Interest-bearing deposits in other financial institutions	176	1,117	967	3,104
Federal Home Loan Bank stock	44	54	225	152

	25,423	21,792	70,760	62,474
Interest expense
Deposits	8,647	9,631	26,637	27,588
Federal Home Loan Bank advances and other borrowings	3,004	1,047	6,537	2,570

	11,651	10,678	33,174	30,158

Net interest income	13,772	11,114	37,586	32,316
Provision for loan losses	1,867	601	4,504	2,183

Net interest income after provision for loan losses	11,905	10,513	33,082	30,133

Noninterest income	7,981	6,236	24,218	18,453
Noninterest expense	18,018	14,157	50,736	42,193

Income before income tax expense	1,868	2,592	6,564	6,393
Income tax expense	560	991	2,279	2,378

Net income	$1,308	$1,601	$4,285	$4,015

Basic and diluted earnings per share	$0.06	$0.07	$0.18	$0.16

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Reconciliation of Non-GAAP to GAAP Net Income (unaudited)
(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

GAAP net income	$1,308	$1,601	$4,285	$4,015

Share-based compensation expense, net of tax	307	294	852	426
Reversal of Visa litigation liability due to Visa IPO proceeds, net of tax	—	—	(294)	—
Gain on redemption of Visa Class B shares due to Visa IPO proceeds, net of tax	—	—	(504)	—

Non-GAAP net income	$1,615	$1,895	$4,339	$4,441

Basic and diluted non-GAAP earnings per share	$0.07	$0.08	$0.18	$0.18

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Selected Financial Data (unaudited)
(Dollar amounts in thousands except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Share Data for Earnings per Share Calculation:
Weighted average common shares outstanding	24,958,368	25,855,920	25,128,775	25,851,852
Less: Average unallocated ESOP shares	(758,021)	(850,861)	(781,089)	(873,842)
Average unvested restricted shares	(346,161)	(420,208)	(389,718)	(203,177)

Average shares	23,854,186	24,584,851	23,957,968	24,774,833
Diluted average shares	23,854,186	24,584,851	23,957,968	24,774,833

Share data at period-end:
Total shares issued	26,208,958	26,208,958	26,208,958	26,208,958
Less: Treasury stock	(1,279,801)	(420,208)	(1,279,801)	(420,208)

Total shares outstanding	24,929,157	25,788,750	24,929,157	25,788,750

Location Data:
Number of community bank offices	29	30	29	30
Number of loan production offices	20	13	20	13

Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.27%	0.40%	0.31%	0.34%
Return on equity (ratio of net income to average equity)	2.65%	3.06%	2.82%	2.51%
Net interest rate spread	2.41%	2.15%	2.26%	2.11%
Net interest margin	2.97%	2.97%	2.88%	2.92%

	September 30, 2008	December 31, 2007
Asset Quality Data and Ratios:
Non-performing loans	$4,706	$3,513
Non-performing assets to total assets	0.27%	0.26%
Non-performing loans to total loans	0.38%	0.38%
Allowance for loan losses to non-performing loans	180.92%	175.49%
Allowance for loan losses to total loans	0.69%	0.66%